EX. 99.28(g)(4)(ii)

August 27, 2014

State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Attention:  Matthew Malkasian

Re:  JNL Series Trust (the "Fund")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as JNL/Goldman Sachs U.S. Equity Flex Fund (the "Portfolio").

In accordance with Section 20.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of December 30, 2010, as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company ("State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio(s) under the terms of the Agreement.  In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

JNL Series Trust on behalf of:
JNL/Goldman Sachs U.S. Equity Flex Fund

By:    /s/ Mark D. Nerud
Name:      Mark D. Nerud
Title:          President and Chief Executive Officer

Agreed and Accepted:
State Street Bank And Trust Company

By:        /s/ Michael F. Rogers
Name:   Michael F. Rogers
Title:     Executive Vice President

Effective Date:  September 2, 2014